Exhibit 99.1

February 22, 2024

Dominion Energy Successfully Concludes Noncontrolling Equity Partner Process for Coastal Virginia Offshore Wind Commercial Project; Announces Highly Credit-Positive Transaction Featuring Robust Cost- and Risk-Sharing With High-Quality and Well-Capitalized Partner, Stonepeak

•	Announced partnership consistent with the previously outlined commitments & priorities of the business review

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Partnering with Stonepeak, a leading global infrastructure investor, to fund 50% of project construction costs with meaningful protection from any unforeseen increases in the current project construction budget

•	Improves quantitative & qualitative business risk profile via highly credit-positive partnership

•	Transaction expected to close by the end of 2024, subject to customary approvals

RICHMOND, Va. – Dominion Energy, Inc. (NYSE: D), today announced an agreement to sell a 50% noncontrolling interest in the Coastal Virginia Offshore Wind commercial project (CVOW) to Stonepeak through the formation of an offshore wind partnership. Under the terms of the agreement, Dominion Energy will retain full operational control of the construction and operations of CVOW.

Robert M. Blue, Dominion Energy chair, president and chief executive officer, said:

“The Coastal Virginia Offshore Wind project continues to proceed on-time and on-budget and consistent with our previously communicated timing and cost expectations. A competitive partnership process attracted high-quality interest resulting in a compelling partner for CVOW. Stonepeak is one of the world’s largest infrastructure investors with more than $61 billion in assets under management and an extensive track record of investment in large and complex energy infrastructure projects including offshore wind. Their significant financial participation will benefit both our project and our customers.”

“This transaction achieves several key objectives including: (1) adding an attractive, well-capitalized, and high-quality partner; (2) establishing robust cost-sharing that provides meaningful protection from any unforeseen project cost increases; and (3) improving our quantitative and qualitative business risk profile through the creation of a highly credit-positive partnership. We have reviewed the transaction with our credit-rating agencies and expect the transaction to be viewed as a significant credit-positive, which will ultimately benefit our customers. A financially healthy Dominion Energy with a strong credit profile and balance sheet is optimally positioned to attract the capital we need to provide an exceptional customer experience and support the Commonwealth of Virginia’s economic and environmental goals.”

Transaction structure

Stonepeak will invest in a newly formed subsidiary of Dominion Energy Virginia. Subject to State Corporation Commission of Virginia (SCC) approval, the subsidiary will be a public utility in Virginia entitled to recover its prudently incurred costs of constructing and operating the project under the existing Virginia offshore wind rider program. Cost-recovery will utilize the capital structure of and cost of capital at Dominion Energy Virginia.

Dominion Energy will retain full operational control of the construction and operations of CVOW. Dominion Energy expects to consolidate the partnership for accounting purposes. Stonepeak will own a 50% noncontrolling equity interest and will have customary minority interest rights.

The transaction requires approvals from the SCC and the North Carolina Utilities Commission, as well as certain consents from the Bureau of Ocean Energy Management and other regulatory agencies regarding the assignment of certain contracts and permits needed for the partnership post-closing. The transaction is expected to close by the end of 2024 after all required approvals and consents have been received.

Under the terms of the agreement, at closing Dominion Energy expects to receive proceeds of approximately $3 billion, representing 50% of the CVOW construction costs incurred through closing less $145 million (the initial withholding). If the final construction costs of CVOW are $9.8 billion or less, excluding financing costs, Dominion Energy will receive $100 million of the initial withholding. Such amount is subject to downward adjustment with Dominion Energy receiving no withheld amounts if the total costs, excluding financing costs, of CVOW exceed $11.3 billion. The transaction is expected to improve the company’s estimated 2024 consolidated FFO-to-debt by approximately 1% and reduce the company’s overall financing needs during construction.

Following closing, Dominion Energy and Stonepeak will each contribute 50% of the remaining capital necessary to fund construction of CVOW, provided the total project cost, excluding financing costs, is less than $11.3 billion (mandatory capital contributions). This represents 50/50 cost-sharing up to 15%, or nearly $1.5 billion, higher than the project’s current project budget ($9.8 billion) and up to 20%, or nearly $2.0 billion, higher than the project’s current pre-contingency budget ($9.45 billion).

For project costs, excluding financing costs, between $11.3 billion through $13.7 billion, if any, Stonepeak will have the option to make additional capital contributions. If Stonepeak elects to make additional capital contributions for project costs, excluding financing costs, in excess of $11.3 billion, if any, Dominion Energy will contribute between 67% and 83% of such capital with Stonepeak contributing the remainder. To the extent that Stonepeak elects not to make such contributions, Dominion Energy will receive an increase in its ownership percentage of the partnership for any contributed capital based on a tiered unit price for membership interests in the partnership as set forth in the agreement.

The 2.6-gigawatt CVOW, the largest offshore wind farm in the U.S., is on schedule to generate enough clean, renewable energy to power up to 660,000 homes once fully constructed in late 2026. CVOW will consist of 176 turbines and three offshore substations in a nearly 113,000-acre lease area off the coast of Virginia Beach.

McGuireWoods LLP and Morgan Lewis served as legal advisors. Citi and Goldman Sachs & Co. LLC acted as co-financial advisors for the transaction.

Additional information related to the transaction can be found in materials included on the Investor Relations website at investors.dominionenergy.com.

Important note to investors regarding FFO-to-debt, net cash provided by operating activities, long-term debt, short-term debt, and securities due within one year

Dominion Energy intends to use FFO-to-debt (non-GAAP) as a supplemental liquidity measure of its ability to service its debt obligations in its guidance and results for public communications with analysts and investors. FFO-to-debt is defined as net cash provided by operating activities adjusted for certain items, including, but not limited to, discontinued operations and changes in working capital as a ratio to total debt, consisting of long-term debt, short-term debt, and securities due within one year, adjusted for certain items including, but not limited to, under-recovered fuel balances and operating leases. Dominion Energy management believes FFO-to-debt provides a more meaningful representation of the company’s ability to service its debt obligations. In providing FFO-to-debt, the company notes that there could be differences between such non-GAAP financial measure and the GAAP equivalents of reported net cash provided by operating activities and reported long-term debt, short-term debt, and securities due within one year.

Reconciliations of such non-GAAP measures to applicable GAAP measures are not provided, because the company cannot, without unreasonable effort, estimate or predict with certainty various components of such measures.

About Dominion Energy

About 7 million customers in 15 states energize their homes and businesses with electricity or natural gas from Dominion Energy (NYSE: D), headquartered in Richmond, Va. The company is committed to providing reliable, affordable, and increasingly clean energy every day and to achieving Net Zero emissions by 2050. Please visit DominionEnergy.com to learn more.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 include, but are not limited to, the sale of a 50% noncontrolling interest in the Coastal Virginia Offshore Wind commercial project, any statements regarding the ability to complete the proposed transaction on the anticipated timeline or at all; the anticipated benefits of the proposed transaction if completed; the projected impact of the proposed transactions on our performance or opportunities; and any statements regarding our expectations, beliefs, plans, objectives or prospects or future performance or financial condition as a result of or in connection with the proposed transaction, which are subject to various risks and uncertainties. Factors that could cause actual results to differ include but are not limited to risks and uncertainties relating to the timing and certainty of closing the proposed transaction; the ability to satisfy the conditions to closing of the proposed transaction, including the ability to obtain required approvals and consents necessary to complete the proposed transaction; and the ability to achieve the anticipated benefits of the proposed transaction. Other risk factors are or will be detailed from time to time in Dominion Energy’s reports filed or to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. Dominion Energy assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this press release.

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For further information: Media: Ryan Frazier, (804) 836-2083 or C.Ryan.Frazier@dominionenergy.com;

Investor Relations: David McFarland, (804) 819-2438 or David.M.McFarland@dominionenergy.com